Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . April 23, 2008

The Bank Holdings Reports 11% Increase in Net Income

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS), parent holding company of Nevada Security Bank (which operates under the name Silverado Bank in California), Granite Exchange, Inc. and Rocky Mountain Exchange today announced results of operations for the quarter ended March 31, 2008.

Year over Year Highlights:

•                  2008 first quarter net income totaled $509,000 or $.09 per fully diluted share, an increase of 11.4% from $457,000 or $.08 per fully diluted share for the same period of 2007.

•                  Net interest income before the provision for loan losses decreased only $25,000 or 0.5% to $5.325 million when compared to $5.350 million for the first quarter of 2007.

•                  Net interest margin was 3.78%, a nine (9) basis point increase over the same period last year.

•                  The allowance for loan and lease losses increased to 1.57% of gross loans outstanding, as compared to 1.19% at March 31, 2007.

Linked Quarter Data:

•                  Net income was $509,000 or $0.09 per fully diluted share, as compared to a loss of $282,000 or $0.05 per fully diluted share in the fourth quarter of 2007.

•                  Net interest income before the provision for loan losses of $5.3 million declined by $300,000 from that reported in the fourth quarter of 2007.

•                  A provision for loan losses of $150,000 represented a reduction of $2.1 million from the prior quarter.

“The year 2007 presented many challenges for financial institutions, and the headwinds did not abate in the first quarter of 2008.  We continue to experience slower growth in our Nevada and California markets, continued pressure on asset portfolio yields and the net interest margin, and on-going strains on credit quality.  The allowance for loan losses at 1.57% of outstanding loans is evidence of our aggressive recognition of problem credits.  With the uncertainties of the current economy, growth has taken a back seat to tighter management controls of our operations and stricter underwriting standards.  Our continuing remote deposit sales activities and enhanced on-line banking products are furthering our efforts for greater core deposit growth during 2008; however, these efforts may just stem the tide of reduced individual core deposits due to the downturn in the national economy.  Our first quarter results positively reflect our control strategies with profitability higher on a linked quarter basis.  In spite of our aggressive action in the recognition of potential problem credits, our year-to-date profit of $509,000 is higher than the $457,000 reported for the same period last year,” said Chairman and Chief Executive Officer Hal Giomi.

Financial Performance, first quarter 2008 versus 2007

Return on average shareholders’ equity:

For the first quarter of 2008, the Company’s return on average shareholders’ equity (ROAE) was 2.78%, as compared to 2.53% for 2007.

Diluted earnings per share:

For year-to-date 2008, the Company’s fully diluted earnings per share were $0.09, as compared to $0.08 for the same period of 2007.

Return on average assets:

The Company’s return on average assets (ROAA) for 2008 was 0.33%, as compared to 0.28% for 2007.  Average assets declined about $32 million or 4.9% over the periods reported.

Operating efficiency:

The Company’s efficiency ratio for year-to-date 2008 declined slightly to 84% from the 86% reported for the same period of last year.

Income Statement Results

The Company continues to closely monitor its loan portfolio in response to deteriorating real estate conditions and the changing economies of our northern Nevada and northern California markets.  As a result of stricter underwriting criteria and economic conditions, there was no growth in average outstanding loans for the quarters ending March 2008 and 2007; when coupled with the 300 basis point decrease in the prime interest rate over the past six months and increasing levels of Other Real Estate, interest income on loans declined $1 million or 9.1%.  During the same period, the rate earned on average loans outstanding declined from 8.6% to 7.6%.  The book yield on the investment portfolio  increased to 6.06% for the year-to-date 2008 period, as compared to 4.75% for the same period of 2007 as a result of dividends received and year end investment portfolio adjustments reported in the 10-K.  The interest earned on average earning assets was 7.32% for the first quarter of 2008, as compared to 7.82% for the same period of 2007.  While the average prime interest rate during 2007 was 8.05%, it has fallen to 6.22% for year-to-date 2008, a reduction of 22.7%.  Further reductions in the prime interest rate are likely during 2008, which will place continued pressure on the Company’s net interest margin for the rest of the year.

Interest expense for the year-to-date period was $5.0 million, a decrease of $1.0 million or 16.8% from the $6.0 million reported for the same period of 2007.  There has been a concerted effort to restructure our liabilities over the  past months; and average interest bearing deposits were reduced by $47 million or 10.4% between March 2008 and 2007, while average borrowed funds increased by $16 million or 22.4% over the same period.  With a reduction in volumes of higher cost deposits, the cost of average interest bearing deposits declined to 4.09% for the first quarter of 2008, as compared to 4.59% for the same period of 2007.  In addition, the utilization of a greater volume of short-term borrowed funds brought about the reduction of total borrowed funds costs to 4.17% for the first quarter of 2008, as compared to 5.26% for the year-to-date 2007 period.  Based on these actions, total year-to-date interest expense declined to 4.10% for the first quarter of 2008, from 4.68% for the first three months of 2007, giving rise to interest expense to carry average earning assets of 3.54% when compared to last year’s 4.13%.  The outcome has been an increase in the Company’s net interest margin before the provision for loan losses; for the first quarter of 2008 it was 3.78%, an increase of nine (9) basis points from the 3.69% reported for the same quarter of 2007.

Non-interest income was impacted by security sales and the reduction of values in the investment portfolio stemming from uncertainties in the credit markets.  While these valuations are expected to increase over time as the credit markets adjust to a more reasonable perspective of value, there can be no absolute assurance that this will occur in the near term.  The Company reported $414,000 in realized and unrealized investment losses which brought about a net non-interest income loss of $82,000 for the first quarter of 2008, as compared to $422,000 in non-interest income for the same period of 2007.  Service charges and other fees and commissions were $138,000 for the first quarter of 2008, as compared to $91,000 for the same period of 2007.  Additional growth in service charges, other fees and commissions is anticipated over the rest of 2008.

Non-interest expenses decreased by $347,000 for the first quarter of 2008 when compared to the same period of 2007, a reduction of 7.03%.  An increase of $220,000 in accounting and legal costs was offset by reductions in occupancy, advertising and marketing, and other costs.  Total non-interest costs were $4.6 million for the first quarter of 2008, as compared to $4.9 million for the same period of 2007.  The high expenses for audit, tax, and SOX 404 compliance continue to hamper profitability, and show little likelihood of reduction in the near term.

Balance Sheet Changes

Since March 31, 2007, total assets have declined $14 million from $647 million, with gross loans decreasing $5 million to $459 million at March 31, 2008 from the $464 million reported at March 31, 2007.  Deposits at March 31, 2008 were $442 million, a decrease of $73 million or 14%, as compared to the $515 million reported for March 31, 2007.  In restructuring the investment portfolio, management has replaced called and matured government agency securities with additional tax-free municipal securities and preferred stock issues for greater after-tax yield potential.  In addition, we have allowed higher cost deposits to run off with replacement from lower cost funding sources.  Borrowings increased $75 million as of March 31, 2008 when compared to the first quarter of 2007.

For both periods under review, March 31, 2008, and 2007, the distribution of loans held did not substantially change with approximately 80% of all loans represented in real estate categories.   Furthermore at both periods, the Company had no sub-prime loans.

Non-performing assets at March 31, 2008 totaled $8.8 million and consisted of nine non-accrual loans totaling $6.5 million and $2.3 million in OREO, while at March 31, 2007 the Bank had six non-accrual loans totaling $913,000 and no other non-performing assets.

As a result of the slowing economy, the Bank has placed potential problem credits on non- accrual status, enhanced and strengthened its underwriting criteria, and performed an extensive internal review of its loan portfolio.

Capital Adequacy

The Company’s capital ratios continue to exceed the well-capitalized guidelines issued by regulatory agencies and while substantial growth is unlikely in the current time horizon, management is always interested in exploring strategic opportunities.  The Board authorized the repurchase of up to $3 million in outstanding common stock; although no purchases were made during the first quarter, we expect there will be some over the subsequent quarters of 2008.

Guidance for 2008

“We continue to re-evaluate our expectations for 2008 based on FOMC actions, real estate market conditions, and the costs of SOX compliance.  While we will perform at a higher incremental rate than that of 2007, we remain cautiously optimistic for 2008,” Chief Financial Officer Jack Buchold said.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank, Granite Exchange and Rocky Mountain Exchange.  The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently has contributed capital of approximately $74 million and operates five northern Nevada branches; three in Reno and one each in Incline Village and Carson City. Silverado bank, a northern California division of Nevada security Bank, currently operates one branch in Roseville, and one branch office in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  The two exchange companies each operate one office: Rocky Mountain Exchange in Bozeman, Montana and Granite Exchange in Roseville, California.  For additional information, please visit www.nevadasecuritybank.com, www.silveradobank.com, www.ges1031.com, and www.rockymountainexchange.com.  The President of The Bank Holdings is Joseph Bourdeau, and Hal Giomi is the Chairman and Chief Executive Officer.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning the health of the national,  Nevada and California economies, the Companies’ abilities to attract and retain skilled employees, customers’ service expectations, the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom, success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K as filed with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated Financial Data

	Quarter Ended March 31, 2008 (3)	Quarter Ended March 31, 2007 (3)	Year Ended December 31, 2007
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$10,308	$11,342	$45,183
Interest expense	4,983	5,992	22,964
Net interest income	5,325	5,350	22,219
Provision for loan losses	150	180	3,007
Non - interest income	(82)	422	1,422
Non - interest expenses	4,586	4,933	18,307
(Loss)/income attributable to minority shareholders	—	(24)	(27)
(Benefit)/Provision for income taxes	(2)	226	625
Net income	$509	$457	$1,729
Period End Data
Assets	633,365	647,418	626,640
Loans, gross	459,464	464,253	474,769
Securities	98,311	90,544	80,276
Deposits	441,607	514,841	451,335
Other borrowed funds	110,619	36,384	91,229
Shareholders’ equity	74,222	73,779	74,837
Average Balance Sheet
Assets	628,718	660,874	649,110
Loans	468,431	469,549	478,461
Securities	76,741	92,966	85,306
Deposits	458,686	511,910	492,347
Shareholders’ equity	73,617	73,398	74,696

Asset Quality
Non-performing assets (1)	8,793	913	6,433
Allowance for loan losses	7,212	5,502	7,276
Net charge-offs	214	108	1,161
Non-performing assets to total assets	1.39%	0.14%	1.03%
Allowance for loan losses to loans	1.57%	1.19%	1.53%
Net Charge-offs to average loans	0.05%	0.02%	0.24%

Per Common Share
Basic income per share	0.09	0.08	0.30
Diluted income per share	0.09	0.08	0.29
Book value per share	12.73	12.65	12.83
Period end common shares outstanding	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -basic	5,831,099	5,831,099	5,831,099
Wtd average shares outstanding -diluted	5,835,097	6,002,124	5,968,687

Financial Ratios
Return on average assets	0.33%	0.28%	0.27%
Return on average equity	2.78%	2.53%	2.31%
Net interest margin (2)	3.78%	3.69%	3.79%

Tier 1 leverage capital ratio	10.28%	9.30%	10.39%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income is divided by average interest-earning assets.
(3)	Unaudited.